Exhibit 10.1

November 16, 2007

Mr. Chris Sliva

Dear Chris:

Congratulations on your promotion to Senior Vice President & Chief Operating Officer — Morningstar of Dean Foods Company. This position will report to me.

Here are the specifics of your offer:

Effective Date

The effective date of your new position is January 1, 2008.

Base Salary

You will be paid $14,583.33 on a semi-monthly basis, which equates to an annual salary of $350,000 (+14%). This includes your normal merit increase scheduled for April 1, 2008. Your salary will be reviewed annually (beginning in January 2009).

Annual Bonus Opportunity

You will be eligible to earn an annual bonus with a target amount equal to 60% of your annualized base salary, subject to the achievement of certain operating targets for the group and specific individual targets. You can earn up to 200% of your targeted bonus if operating targets are exceeded.

Annual Long Term Incentive Compensation

In January, 2008, you will be granted options to purchase 40,000 shares of Dean Foods common stock. Additionally, you will be granted 12,000 Dean Foods Restricted Stock Units. The options will vest in equal installments over a period of three years, beginning on the first anniversary date of the date of the grant. Restricted shares will vest over a period of five years, beginning on the first anniversary date of the date of grant. The amount and nature of future long-term awards will be determined by the Dean Foods Board of Directors. You will be eligible for future equity grants under the Dean Foods Long Term Incentive Program.

Benefits

You will continue to be eligible for FlexSelect benefits (medical, dental, vision), 401k, and more. You are also eligible to participate in the Supplemental Executive Retirement Plan (SERP), a supplemental executive LTD program, and company paid annual physical.

Conclusion

Chris, I am very excited about your new opportunity, and I look forward to your future contributions to Dean Foods.

Best regards,

Joe Scalzo
President, Whitewave

Agreed and accepted:

/s/ Chris Sliva
Chris Sliva

1-19-08
Date